EXHIBIT 5	MCLAUGHLIN & STERN, LLP

David W. Sass	260 Madison Avenue	Millbrook Office
Partner	New York, New York 10016	Franklin Avenue
Direct Phone: (212) 448–6215	(212) 448–1100	P.O. Box 1369
Direct Fax: (212) 448-6277	Fax (212) 448–0066	Millbrook, New York 12545
E–Mail: dsass@mclaughlinstern.com		(845) 677–5700
Fax (845) 677–0097

September 1, 2006

United States Securities

and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Connected Media Technologies, Inc. (the “Company”)

Gentlemen:

Reference is made to the registration statement (the “Registration Statement”) on Form SB-2 filed by the Company with the Securities and Exchange Commission on the date hereof.

We hereby advise you that we have examined originals or copies certified to our satisfaction of the Registration Statement, Certificate of Incorporation and amendments thereto and the By-Laws and amendments thereto of the Company, minutes of the meetings of the Board of Directors and Shareholders and such other documents and instruments, and we have made such examination of law as we have deemed appropriate as the basis for the opinions hereinafter expressed.

Based on the foregoing, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

2.         The 1,081,250,000 shares of common stock to be issued upon conversion of the secured convertible debentures held by Montgomery Equity Partners, Ltd. (“Montgomery”) are duly authorized for issuance by the Company and, when issued, will be validly issued, fully paid and non-assessable.

3.         The 8,000,000 shares of common stock to be issued to Montgomery upon exercise of a warrant to purchase shares of common stock are duly authorized for issuance by the Company and, when issued and paid for, will be validly issued, fully paid and non-assessable.

4.         The 7,600,000 shares of common stock, of which (i) 3,800,000 were issued to Cornell Capital Partners (“Cornell”) as a commitment fee under a Standby Equity Distribution Agreement (the “SEDA”) between the Company and Cornell and (ii) 3,800,000 shares were issued to Cornell as part of the consideration for the termination of the SEDA were duly authorized for issuance, validly issued, fully paid and non-assessable.

5.	The 200,000 shares of common stock to be issued to Cornell upon exercise of a warrant to purchase shares of common stock are duly authorized for issuance by the Company and, when issued and paid for, will be validly issued, fully paid and non-assessable.

6.         The 4,441,000 shares of common stock issued to Knightsbridge Holdings, LLC, were duly authorized for issuance by the Company, validly issued, fully paid, and non-assessable.

7.         The 100,000,000 shares of common stock to be issued to Avondale Capital Partners, II, Inc. are duly authorized for issuance by the Company and, when issued, will be validly issued, fully paid and non-assessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of such Registration Statement and to the filing this opinion as an exhibit to the Registration Statement.

Yours truly,

MCLAUGHLIN & STERN, LLP